Exhibit 10.2
LICENSE AGREEMENT

This agreement is made and entered into effective as of June 6, 2014 by and between Steve Kubby, an individual resident of 172 Whim, St. Croix, USVI 00820  (hereinafter called Licensor), and KUSH, 121 Winter St., Reno, Nevada, a duly organized corporation organized under the laws of Nevada (hereinafter called Licensee) and in good standing.

Witnesseth that
1.           whereas, Licensor owns all the right, title and interest in and to the Licensed Intellectual Property Rights (the “IP”) , as set forth in Article 1-definitions, and wishes to license the rights to the IP so as to commercially exploit the IP rights by licensing such rights to Licensee; and
2.           whereas Licensee wishes to acquire the IP rights as set forth in numbered paragraph 1 immediately above.

Now, therefore, in consideration of the premises and the faithful performance of the covenants herein contained it is agreed as follows.

Article I - DEFINITIONS
For the purpose of this agreement, the following definitions shall apply:

1.           Licensed Intellectual Property Rights (“IP”):  Shall mean:
A proprietary recipe and process/method to maximize the cannabinoid concentrations derived from the NZT strain (or other available strain obtained from other sources) to be used to make a medical marijuana (“MMJ”) edible or to make a MMJ lozenge which KUSH wishes to or to cause to be manufacture(d) and distribute(d). Licensor shall provide a written description of said recipes/processes/methods to Licensee upon execution of this Agreement and such other documentation as Licensee reasonably requests in writing. Licensee shall keep all information and documentation of said recipes/processes/methods secret and not make them public.

2.           “NZT strain” means a proprietary cannabis sativa plant strain known as NZT and also known as the CTK strain (the "NZT strain" or “NZT”), which contains CBG, Licensor shall provide Licensee a written Terpenoid/Cannabinoid Profile prepared by an independent third party test facility and, upon written request of Licensee, such other written or other documentation/description of the genetic makeup of the NZT strain as Licensee may reasonably request.

3.           Except as otherwise provided in this Agreement, the IP shall include any and all work product related to the IP listed above, developed by Licensor, whether patentable or not, specifically relating to the IP, which Licensor may now or may hereafter develop, own or control, and any or all patents, which may issue on the IP and improvements thereof, developed by Licensor and any and all divisions, continuations, continuations-in-part, reissues and extensions of any such patents.

4.           Product(s):  Shall mean any materials including plants and/or seeds/buds/dry material/stalk, compositions, techniques, devices, methods or inventions in any manner relating to or based on the IP, developed prior to the date of this agreement or in the future.

5.           Gross Sales:  Shall mean total US Dollar sales of Product(s), FOB manufacturer, based on the IP.

6.           Confidential Proprietary Information:  Shall mean with respect to any Party all scientific, business or financial information relating to such Party, its subsidiaries or affiliates or their respective businesses, except when such information:
a.           Becomes known to the other Party prior to receipt from such first Party;
b.           Becomes publicly known through sources other than such first Party;
c.           Is lawfully received by such other Party from a party other than the first Party; or
d.           Is approved for release by written authorization from such first Party.

7.           Exclusive License:  Shall mean a license, including the right to sublicense, whereby Licensee’s rights are sole and entire and operate to exclude all others, including Licensor and its affiliates except as otherwise expressly provided herein.

8.           Know-how:  Shall mean any and all technical data, information, materials, trade secrets, technology, formulas, processes, and ideas, including any improvements thereto, in any form in which the foregoing may exist, now owned or co-owned by or exclusively, semi-exclusively or non-exclusively licensed to any party prior to the date of this Agreement or hereafter acquired by any party during the term of this agreement.

9.           Intellectual Property Rights: Shall mean any and all inventions, materials, Know-how, trade secrets, technology, formulas, processes, ideas or other discoveries conceived or reduced to practices, whether patentable or not.

ARTICLE II- GRANT OF LICENSES
1.           Grant of License. Licensor hereby grants to Licensee the exclusive worldwide license with the right to sublicense others, to make, have made, use, sell and lease the Products described in Article I, Section 1.
2.           Retention of Rights. Licensor retains the right to continue to cultivate the NZT strain and/or use the IP for his individual use and/or consumption only.

ARTICLE III- LICENSE PAYMENTS
1.           License Fee. For the license herein granted:
a.           Licensee agrees to pay a one-time fee of One Million Dollars ($1,000,000.00) (the “License Fee”) for the IP listed above in Article I, Section 1.

The License Fee shall be payable as follows:
(i)           $1,000,000.00 on or before December 31, 2015.

b.           In the event any such payment is not made in full when due, and if the stock of Licensee or its parent is publicly traded in the over-the-counter market or on a national exchange, Licensee may pay or the Licensor may elect to be paid the unpaid payment amount in the form of unregistered shares of such publicly traded stock of Licensee or its parent, which shares shall be valued at a 35% discount to the average closing price for such stock in the over-the-counter market or on a national exchange during the 30 trading days preceding the issuance of such shares. During the 30 day period preceding the due date for any payment hereunder, Licensor will refrain from selling shares of any such publicly traded stock of licensee or its parent into the market, either directly or indirectly.
2.           Sublicenses. The granting and terms of all sublicenses is entirely at Licensee’s discretion provided that all sublicenses shall be subjected to the terms and conditions of this agreement.
3.           Payments.  All sums payable by Licensee hereunder shall be paid to Licensor in or based on U.S. dollars.
4.           Interest.  In the event any License Fees are not paid as specified herein (a deferred payment), then simple interest of SEVEN percent (7%) per annum shall be due for the period of deferral in addition to any due and unpaid License Fee; provided however that if Licensee elects to make payment in the publicly traded stock of Licensee or its parent as provided above, any accrued interest shall be added to the balance of the License Fee due and included in the amount to be satisfied by said stock.

ARTICLE IV - REPORTS, BOOKS AND RECORDS
1.           Reports. Within thirty (30) days after the end of the calendar quarter annual period during which this agreement shall be executed and delivered and within thirty (30) days after the end of each following quarter annual period, Licensee shall make a written report to Licensor setting forth the Gross Sales of IP sold, leased or used by Licensee and total sublicensing receipts during the quarter annual period. If there are no Gross Sales or sublicensing receipts, a statement to that effect shall be made by Licensee to Licensor.
2.           Books and records. Licensee shall keep books and records in such reasonable detail as will permit the reports provided for in Paragraph 1 hereof to be determined.  Licensee further agrees to permit such books and records to be inspected and audited by a representative or representatives of Licensor to the extent reasonably necessary to verify the reports provided for in paragraph 1 of this Article IV; provided, however, that such representative or representatives shall indicate to Licensor only whether the reports are substantially correct, if not, the reasons why not. Provided further that Licensor shall not have the right pursuant solely to this paragraph 2 to inspect or audit the books and records of Licensee more often the once every three years.

ARTICLE V - MARKING
Licensee agrees to mark or have marked all Products made, used or leased by it or its sublicensees under the IP, if and to the extent such markings shall be practical, with such patent or trademark markings as shall be desirable or required by applicable patent laws or by Licensor. Said marking shall be mutually agreed upon by Licensee and Licensor

ARTICLE VI - DILIGENCE
1.           Efforts. Subject to applicable legal requirements and required registrations, if any, within 120 days of the date of this agreement Licensee shall use its commercially reasonable efforts to bring IP to market through a thorough, vigorous and diligent program and to continue active, diligent marketing efforts throughout the life of this Agreement based on market response to the product.

2.           Inspection. Licensee shall permit an in-house inspection of Licensee facilities by Licensor on an annual basis beginning at July 1, 2014. Licensor shall give not less than 15 business days notice of inspection and such inspection shall be conducted in accordance with industry standards.
3.           Failure to perform. Licensee’s failure to perform in accordance with either paragraph 1 or 2 of this ARTICLE VI shall be grounds for Licensor to terminate this agreement. In the event Licensor asserts any failure of Licensee to comply with the terms of this Article VI, Licensor shall provide Licensee with a detailed list of said failures under said paragraphs 1 and 2 and provide Licensee not less 60 days to cure said failures.

ARTICLE VII [Reserved]

ARTICLE VIII - TERMINATION OR CONVERSION TO NON-EXCLUSIVE LICENSE
1.           Termination by Licensor.
Option of Licensor:  Licensor may, at its option, terminate this agreement by written notice to Licensee for cause in the event one or more of the following events occur:
a.           Default in the payment of any License Fee required to be paid by Licensee to Licensor hereunder and such default continues for 60 days after written notice; provided that any payment disputed by Licensee shall not be grounds for termination for cause. Notice must be given in writing and delivered by certified mail to the applicable address first listed above or such other address as a party shall direct in writing.
b.           Default in the performance of any other material obligation contained in this agreement on the part of Licensee to be performed and such default shall continue for a period of sixty (60) days after Licensor shall have given to Licensee written notice of such default.
c.           Adjudication that Licensee is bankrupt or insolvent.
d.           The filing by Licensee of a petition of bankruptcy, or a petition or answer seeking reorganization, readjustment or rearrangement of its business or affairs under any law or governmental regulation relating to bankruptcy or insolvency.
e.           The appointment of a receiver of the business or for all or substantially all of the property of Licensee; or the making by Licensee of assignment or an attempted assignment for the benefit of its creditors; or the institution by Licensee of any proceedings for the liquidation or winding up of its business or affairs.
2.           Effect of termination.
Termination of this agreement shall not in any way operate to impair or destroy any of Licensee’s or Licensor’s rights or remedies, either at law or in equity, or to relieve Licensee of any of its obligations to pay License Fees or to comply with any other of the obligations hereunder, accrued prior to the effective date of termination.
3.           Effect of delay.
Failure or delay by Licensor to exercise its rights of termination hereunder by reason of any default by Licensee in carrying out any obligation imposed upon it by this agreement shall not operate to prejudice Licensor’s right of termination for any other subsequent default by Licensee.
4.           [Reserved]
5.           Return of IP.  Upon termination of this agreement, the license provided herein shall terminate and all of the IP shall automatically revert to Licensor without any action of or by Licensee.

If the Licensee has a parent/acquiror corporation at the time of any event stated in Article VIII 1 above, any reference to Licensee this Article VIII shall be read to be a reference to Licensee’s parent/acquiror corporation.

ARTICLE IX – TERM
Unless previously terminated as herein before provided, the term of this Agreement shall be from and after the date hereof until the expiration of the last to expire of any licensed patents to issue under or with respect to the IP under ARTICLE I or 20 years, whichever is later.

ARTICLE X - RIGHTS LITIGATION
1.           Initiation. In the event that Licensor advises Licensee in writing of a substantial infringement of the patents/copyrights/proprietary rights included in the IP, Licensee may, but is not obligated to, bring suit or suits through attorneys of Licensee’s selection with respect to such infringement. In the event Licensee fails to defend any declaratory judgment action brought against any patent or patents of the IP, Licensor on written notice to Licensee may terminate the License as to the particular patent or patents involved in such declaratory judgment action.
2.           Expenses and proceeds of litigation.  Where a suit or suits have been brought by Licensee, Licensee shall maintain the litigation at its own expense and shall keep any judgments and awards arising from these.
3.           Licensor’s right to sue.  If Licensee shall fail to commence suit on an infringement hereunder within one (1) year after the receipt of Licensor’s written request to do so, Licensor in protection of its reversionary rights shall have the right to bring and prosecute such suits at its cost and expense through attorneys of its selection, in its own name, and all sums received or recovered by Licensor in or by reason of such suits shall be retained by Licensor; provided, however, no more than one lawsuit at a time shall be commenced in any country.

ARTICLE XI - Reserved

ARTICLE XII - NOTICES, ASSIGNEES
1.           Notices. Notices and payments required hereunder shall be deemed properly given if duly sent by first class mail and addressed to the parties at the addresses set forth above. The parties hereto will keep each other advised of address changes.
2.           Assignees.  This Agreement shall be binding upon and shall inure to the benefit of the assigns of Licensor and upon and to the benefit of the successors of the entire business of Licensee, but neither this agreement nor any of the benefits thereof nor any rights thereunder shall, directly or indirectly, without the prior written consent of Licensor, which shall not be unreasonably withheld, be assigned, divided, or shared by the Licensee to or with any other party or parties; provided, that this Agreement and Licensee’s rights herein may be transferred without Licensor’s consent to any person who acquires voting control of Licensee or substantially all of the assets of Licensee.

ARTICLE XIII - MISCELLANEOUS

1.           Governing law.  This agreement shall be construed in accordance with and governed by the laws of the state of Nevada without reference to its conflict of law provisions.
2.           Entire agreement.  No other understanding. This agreement sets forth the entire agreement and understanding between the parties as to the subject matter thereof and merges all prior discussions between them.  This agreement may only be modified by a subsequent writing executed by both Parties
3.           No representations. No representations or warranties regarding patents of third parties. No representations or warranty is made by Licensor that the IP manufactured, used, sold or leased under the Exclusive License granted herein is or will be free of claims of infringement of patent rights of any other person or persons. Licensor has no knowledge of any existing competing patents or property rights. Licensor warrants that it has good and marketable title to the IP with full right and authority to grant the Exclusive License to Licensee hereunder without the authorization or consent of any third party.
4.           Indemnity.   Licensee shall indemnify, hold harmless, and defend Licensor and its trustees, officers, employees and agents against any and all allegations and actions for death, illness, personal injury, property damage, and improper business practices arising out of the use of the IP unless caused by the willful or negligent act or omission of Licensor.
5.           Advertising.  Licensor agrees that Licensee may use the name of Licensor to advertise and/or to promote the IP, provided that Licensee obtains Licensor’s prior written approval, which approval shall not be unreasonably withheld, and any such proposed use copy shall be provided to Licensor (actual receipt by Licensor) at an address or email address or to a representative of Licensee designated in writing by Licensor from time to time for review not less than 5 business prior to its proposed publication; provided that if Licensee provides such notice and Licensor fails to object in writing to said proposed copy within said 5 business days, Licensor under such circumstance shall be deemed to have approved the proposed copy.
6.           Confidentiality. The parties agree to maintain discussions and proprietary information revealed pursuant to this agreement in confidence, to disclose them only to persons within their respective organizations having a need to know, and to furnish assurances to the other party that such persons understand this duty of confidentiality.
7.           Disclaimer of Warranty.  IP is experimental in nature and it is provided WITHOUT WARRANTY OR REPRESENTATIONS OF ANY SORT, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE OF NON-INFRINGEMENT. Licensor makes no representations and provides no warranty that the use of the IP will not infringe any patent or proprietary rights of third parties.
8.           Severability. If any term, covenant, condition or agreement of this agreement or the application of it to any person or circumstance shall to any extent be invalid or unenforceable, the remainder of this agreement or the application of such term, covenant, condition or agreement to persons or circumstances, other than those as to which it is invalid or unenforceable, shall not be affected thereby, and each term, covenant, condition or agreement of this agreement shall be valid and shall be enforced to the extent permitted by law.
9.           Authority to sign. The individuals executing this agreement represent and warrant that they have the power and authority to do so, and to bind the entities for whom they are executing this agreement.

10.           Counterparts. This agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.  The exchange of a fully executed agreement (in counterparts or otherwise) by electronic transmission in .PDF format or by facsimile shall be sufficient to bind the parties to the terms and conditions of this Agreement.

In witness whereof, the parties hereto have caused this agreement to be executed by their duly authorized representatives as of the date first written above.

Licensor /s/ Steve Kubby
Name:     Steve Kubby, an individual
Title:       Owner

Licensee: KUSH, a Nevada corporation

By: /s/ Steve Kubby
Name: Steve Kubby
Title: Chief Executive Officer